Exhibit (n)(3)

CONSENT OF CREDIT RATINGS AGENCY

The undersigned hereby consents to the filing of this consent as an exhibit to the Registration Statement on Form N-2 (File Nos. 333-222419) (the “Registration Statement”) filed by OFS Capital Corporation (the “Company”) with respect to the Company's offering of unsecured notes due 2026 (the “Notes”) as described in the prospectus included in the Registration Statement (the "Base Prospectus") and a prospectus supplement dated October 8, 2019 (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus") and all references to Egan-Jones Ratings Company’s name, and the inclusion and use of Egan-Jones Ratings Company’s credit rating on the Notes, in the Prospectus.

/s/ Egan-Jones Ratings Company
October 8, 2019